Goldman Sachs

Summary of Novartis' Merger Proposal Rationale

Goldman Sachs International
27-May-2010

Goldman Sachs

Disclaimer

This document is provided, on behalf of Novartis AG ("Novartis"), to Greenhill & Co., Inc. ("Greenhill"), as advisor to the Independent Director Committee (the "Committee") of Alcon, Inc. ("Alcon") in connection with Novartis' proposal to Alcon described herein. This document is strictly confidential and is solely for informational purposes. This document may not be used, circulated, quoted or otherwise referred to for any other purpose without the prior consent of Goldman Sachs International ("Goldman Sachs"), except that Greenhill may, on a confidential basis and solely for informational purposes, provide this document, and refer to the contents hereof, to the Committee in connection with its review of Novartis' proposal to Alcon.

The materials contained in this document were prepared for the Board of Directors of Novartis and may not be relied upon by any other person, firm or entity. Goldman Sachs is acting on behalf of Novartis in connection with the matters discussed herein and, accordingly, Goldman Sachs has no fiduciary, agency or other duties to Alcon, its directors, officers, employees, agents or shareholders.

Goldman Sachs does not provide accounting, tax or legal advice.

Goldman Sachs

Context of Novartis' Swiss Merger Proposal

Novartis is Paying Nestlé $168 for 77% (in 2010 Value Terms)	1 The purchase of the 77% majority controlling stake from Nestlé was – and still is – a **single negotiated transaction agreed in April 2008**, structured in two integrated steps. The transaction was structured in this way in order to provide Nestlé with the ability to consolidate Alcon in 2008 and 2009, while also ensuring that Novartis completed the transaction at a price no greater than **$168 per share (in 2010 value terms)**
Novartis Merger Proposal Should be at a Lower Value Than $168	2 In April 2008, the **$168 (in 2010 value terms) was then considered a full price to pay for majority control**. Given the **multiple adverse developments** since then, $168 is an even fuller price today. This value erosion, along with the **minority, non-controlling nature of the merger**, requires the proposal to be at a **lower value than $168**
77% Provides Control and Full Flexibility For 100%	3 Novartis is **comfortable owning Nestlé's majority 77%** stake as it provides **control and full flexibility to effect 100% ownership**
Merger Under Swiss Law Must be Equitable to Both Novartis and Alcon Shareholders	4 The relevant standard for assessing an exchange ratio in a Swiss law merger context is whether the ratio is **equitable to the shareholders of both companies**. Equitable is measured by **relative financial contribution absent synergy or premium considerations**

Goldman Sachs

Merger Proposal is Attractive to Alcon and its Shareholders but is Restrictive to Novartis and its Shareholders

Alcon Shareholders Get More Than Equitable Share in a Superior Risk/Return Investment	5 At a 2.8x exchange ratio, the merger is **highly accretive to Alcon** minority holders across a number of metrics[1]: 82% to Core EPS, 44% to Reported EPS, 55% to dividend per share, 64% to free cash flow per share. Furthermore, they **receive an ownership share** of 8.3% in proforma Novartis, approximately double the profit they contribute, which is a **superior risk/return investment** with comparable near term growth at a more attractive P/E along with four times the trading liquidity, and lower volatility
Alcon's Business Plan and Greenhill's Straight-line Extrapolation Thereof Are Too Aggressive	6 The current Alcon management plan is **too aggressive**, in particular with respect to **pharma sales** in consideration of **significant upcoming patent expiries** and potential related **at-risk launches, consumer sales growth and increasing margins**. As such, Greenhill's straight-line extrapolation is **overly simplistic and also too aggressive**
Relative Values and Dilution Restricts Novartis and its Shareholders	7 The underlying **relative value of Alcon and Novartis** and the 4% **dilution to Novartis'** fully synergized core EPS in pro forma Novartis, restrict Novartis' ability to increase the exchange ratio
Market Expects Final Agreement Nearer to Novartis Proposal Than to Greenhill's Request	8 Alcon, adjusted for dividends, is trading at $137 per share. On average, it has traded at **a 5.5% premium to the proposal**

[1] *Based on Median 2011 estimates for Novartis as detailed in appendix.*

Goldman Sachs

❶ Novartis is Paying Nestlé $168 for 77% (in 2010 Value Terms)

At 30-Sep-2010

Present Price of 77% Purchase – Sep-2010


$143.18
$9.11
$152.28
$(9.90)
$142.38
$181.00
$143.18
Step 1 Purchase
Time Value¹
Step 1 PV
Dividends Received²
2010 PV
152m shares
74.1m shares
Blended Price $167.90/share
4.1m shares

2008 Deal Terms and Integrated Nature of Transaction

- Purchase of 77% stake for maximum price of $167.90 per share (in 2010 value terms)
- Single contract covered integrated transaction and included details clearly evidencing the integrated nature of the deals (including 4.1m shares in Step 2 at $143.18 price)
- Provided guaranteed path to control with maximum deal value at $168 per share
- "Novartis has a clear path to take majority ownership of Alcon" (Novartis Investor Presentation, 07-Apr-2008, p. 4)
- Rating agencies viewed the two steps as integrated, resulting in a credit rating downgrade from both S&P and Moody's in Apr-2008

[1] *Based on 07-Jul-2008 closing date. 2.8% accretion factor applied, representing Novartis debt interest rate as per Apr-2008.*
[2] *Based on dividends paid of $2.50 (22-May-2008) and $3.64 (28-May-2009) and 2010 dividend of $3.42 to be paid on 09-Jun-2010 (2010 Alcon dividend of CHF 3.95 approved at AGM held on 20-May-2010, converted to $3.42 at then prevailing exchange rates). 2.8% accretion factor applied, representing Novartis debt interest rate as per Apr-2008.*

Goldman Sachs

❷ Novartis Merger Proposal Should be at a Lower Value Than $168

$168 Viewed As Full Price for the 77% Control Stake

- The balance of research reports on both Nestlé and Novartis at the time suggested that Nestlé received a full price
- Novartis' stock price declined 9.2% in the week following announcement of the deal, underperforming Nestlé (down 1.8%), its pharma peers (down 5.4%) and the general market (down 2.7%)

There have been multiple adverse developments that require the merger proposal to be at a clearly lower value than $168 (in 2010 value terms). Specifically, P/E multiples are down more than 22% and Alcon's expected earnings are down 8%.

Significant Deterioration of Macro Factors

General Equity Market Decline since 04-Apr-2008

S&P 500	NYSE Composite
(20.6)%	(26.0)%

- Healthcare reform in US
- Gross world product fell by ~2% in 2009, the first year of contraction since World War II[1]

Relevant Market Multiples for Alcon Have Declined

P/E Change since 04-Apr-2008

4 Relevant Healthcare Indices which exclude Alcon[2]	6 Relevant Healthcare Indices which include Alcon[2]	Greenhill Medical Index[3]
(22.1)%	(22.3)%	(29.0)%

2009 Actuals and 2010 – 2012 Expectations are all Down 8% per Year

- In April 2008, projections for Alcon's 2010 financial performance were much higher than they are now, whether comparing research analysts or Alcon management projections

	Alcon Mgmt.		Δ ACL Mgmt. '10 vs '08	IBES Consensus		Δ IBES '10 vs '08	Δ ACL Mgmt.'10 vs. IBES '08
	Feb-10	Apr-08	(%)	May-10	Apr-08	(%)	(%)
Reported EPS							
2009A	6.66[4]	7.24	(8.0)%	6.66[4]	7.22	(7.8)%	(7.8)%
2010E	7.63	8.32	(8.3)%	7.55	8.07	(6.5)%	(5.5)%
2011E	8.26			8.36	9.07	(7.8)%	(8.9)%
2012E	9.13			9.15	9.93	(7.9)%	(8.1)%

- Alcon's 2009 and Q1 2010 results and associated guidance were lower than expected in April 2008 and were simply in-line with the market's already reduced expectations for 2009 and 2010

Source: Bloomberg, IBES

[1] *Source: United Nations – World Economic Situation and Prospects.*
[2] *As detailed in appendix.*
[3] *Market Cap weighted index including Abbott Laboratories, Allergan Inc., Baxter International, Johnson & Johnson, Medtronic Inc., St Jude Medical, Stryker Corporation and Zimmer Holdings (as per Greenhill materials dated 29-Apr-2010).*
[4] *2009A Adjusted EPS for Alcon amount to $6.81.*

Goldman Sachs

❸ 77% Provides Control and Full Flexibility For 100%

- Novartis is comfortable with a 77% stake as it provides Novartis with **broad rights**, which are not encumbered by the restrictions in the Separation Agreement between Nestlé and Alcon
- Through Novartis' control of the board and 77% ownership stake, Novartis can **exercise control over the financial, operational and governance** aspects of Alcon, including:
  - — Appointment and dismissal of the members of the board of directors
  - — Formation and dissolution of board committees
  - — Appointment and dismissal of Alcon's auditors
  - — Approval of a merger, spin-off or transformation of Alcon, including a contribution of assets to Alcon or Novartis
  - — Decision on the use of retained earnings, including whether to distribute dividends and if so, what amount
  - — Decision on any changes in legal capital (e.g. capital increases, capital reductions)
  - — Management of the Alcon business, including strategic and personnel decisions
- With a 77% ownership stake in Alcon, Novartis has **full flexibility to effect an equitable merger under Swiss law**

Goldman Sachs

❹ Merger under Swiss Law Must be Equitable to Both Novartis and Alcon Shareholders

- The relevant standard for assessing the Novartis merger proposal is whether the share exchange ratio is equitable to the Shareholders of both Alcon and Novartis, with the concept of "equitable" measured by relative financial contribution
- The concept of "equitable" is assessed absent premium or synergy considerations, as in a Swiss merger context:
  - — Premiums are not justified in transactions, such as this one, where majority control is not conferred as a result of the transaction
  - — Synergies - a concept which is not mentioned in the Swiss Merger Act - are not a relevant consideration in assessing whether an exchange ratio is equitable because share consideration allows shareholders to participate in the synergies of the combined company

Goldman Sachs

❺ Alcon Shareholders Get More Than Equitable Share in a Superior Risk/Return Investment



Alcon Has / Gets
Benefit
Contribution
~4%
>2x
8.3%
Profit Contribution
PF Ownership in NewCo
■ Ownership double of profit contribution
EPS[1]
44%
$8.36
$12.00
2011E EPS[2]
2011E PF Rep. EPS
82%
$8.36
$15.23
2011E EPS[2]
2011E PF Core EPS
■ 44% accretion (Rep. EPS)
■ 82% accretion (Core EPS)
Dividend per Share[1,3]
$4.14
55%
$6.41
2011E Dividend per Share
2011E PF Dividend per Share
■ 55% accretion
Free Cash Flow per Share[1,3]
$8.26
64%
$13.59
2011E Cash Flow per Share
2011E PF Cash Flow per Share
■ 64% accretion
Alcon Has
Alcon Has / Gets
Benefit
Revenue Growth[1,4]
+5.6%-p
7.6%
13.2%
ACL LTM
NVS LTM
(0.4)%-p
7.2%
6.8%
2010-12 IBES
2010-12 Broker Sample[5]
■ Comparable growth
P/E
16.8x
10.4x
2011E P/E[2]
2011E P/E EPS (Rep.)
16.8x
8.2x
2011E P/E[2]
2011E PF EPS (Core)
■ Much more attractive investment
Liquidity
~4x
$77m
$304m
2009A Avg. ACL Daily Volume
2009A NVS Avg. Daily Volume
■ 4x liquidity
Volatility[6]
28.4%
18.4%
ACL
NVS
ACL IPO - 04-Apr-08
32.5%
24.5%
ACL
NVS
04-Apr-08 - 31-Dec-09
■ Consistently lower volatility
Alcon Gets

[1] Figures for Alcon based on IBES, except DPS and Free Cash Flow per Share (based on UBS projections, see footnote 3). Figures for Novartis based on median values as per key Novartis research reports assuming 100% ownership of Alcon (see appendix for broker sample used).
[2] No separate IBES estimates available for Alcon 2011E Core EPS and 2011E Reported EPS.
[3] DPS and Free Cash Flow per Share for Alcon based on UBS projections (dated 27-Apr-2010) as IBES median estimates not meaningful for DPS and not available for Free Cash Flow per Share.
[4] Based on nominal growth.
[5] Same broker sample used as detailed for the other metrics (see appendix).
[6] Based on 30-day rolling average.

Goldman Sachs

❻ Alcon's Business Plan and Greenhill's Straight-line Extrapolation Thereof Are Too Aggressive

Greenhill has previously provided Alcon's current 3 year management plan and revenue estimates going out to 2015. Greenhill has performed an overly simplistic, straight-line extrapolation of the management plan assuming constant growth rates and margins

Pharma Revenues

- Due to the items below, and as previously communicated to Greenhill, Novartis expects Alcon's pharma revenues to decline ~5% per annum on average from 2009 to 2012 and then grow ~5% per annum on average from 2012 to 2019

Loss of exclusivity

- Alcon's pharma portfolio is mostly protected by method of use and formulation patents, e.g.
  - Travatan/Z
  - Pataday
  - DuoTrav
- These patents are subject to significant litigation, for instance from Apotex, Barr and Par

Payor pressure

- Novartis recently interviewed several large US payors to understand purchasing decisions in eye care pharma
- Most buyers plan to move Xalatan generic to tier 1 and Travatan to tier 3
- Most buyers would keep Travatan tier 3 even if Travatan demonstrated superior convenience and/or safety

Operating Margin Expansion

- Given Novartis' more realistic view of Alcon's overall sales growth, Novartis believes the margin expansion in Alcon's management plan is too aggressive

Tax

- Alcon's current tax rate of 11% is based on a tax holiday that expires in 2017
- Alcon and Novartis management expect 27% terminal tax rate[1], not the 20% Greenhill assumes
- Novartis is using the previously agreed upon tax rate

Hard to value a 3-year plan

- Alcon's management plan only covers 2010-2012 and revenue estimates only for 2013-2015. As such, it provides little basis for valuation assessment

[1] Based on due diligence meeting with Alcon management in Apr-2008.

Goldman Sachs

7 Relative Values and Dilution Restricts Novartis

- Swiss merger law requires the merger ratio to be equitable to both Novartis and Alcon shareholders
- Premiums paid in US-style minority purchases are not analogous and are thus irrelevant in assessing whether a share exchange ratio is equitable under Swiss law
- The dilutive impact of the merger restricts Novartis' ability to increase the exchange ratio:
  - (7)% dilution to Novartis' 2011 reported EPS[1]
  - (4)% dilution to Novartis' 2011 core EPS[1]
  - (4)% dilution to Novartis' 2011 fully synergized core EPS[1, 2]

[1] Source: Novartis Investor Presentation (4-Jan-2010)
[2] Includes $100m run-rate synergies

Goldman Sachs

8 Market Expects Final Agreement Nearer to Novartis Proposal Than to Greenhill's Request

Alcon, adjusted for dividends, is trading at $137 per share[1]. On average, it has traded at a 5.5% premium to the proposal

See-Through Market Premium[2] vs. Novartis Merger Proposal


14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
Average: 5.5%
See-Through Premium (adj. for div.)[2]
31-Dec
8-Jan
15-Jan
22-Jan
29-Jan
5-Feb
12-Feb
22-Feb
1-Mar
8-Mar
15-Mar
22-Mar
29-Mar
6-Apr
13-Apr
20-Apr
27-Apr
4-May
11-May
18-May

Source: Bloomberg as of 21-May-2010

[1] Alcon share price of $140.79 adjusted for $3.42 dividend (as approved at Alcon AGM held on 20-May-2010 and publicly stated thereafter. US dollar equivalent of $3.42 per share based on Alcon dividend of CHF3.95 and exchange rates in effect on 20-May-2010).
[2] Defined as premium of Alcon share price (adjusted for dividend) over current implied offer price.

Goldman Sachs

Appendix: Back-up

Goldman Sachs

Movement of Healthcare Indices Since Apr-2008

Price Changes as a Function of Changes in EPS and PE

	04-Apr-08			21-May-10			Δ (%)		
	Price	Implied EPS	Bloomberg P/E	Price	Implied EPS	Bloomberg P/E	Price	Implied EPS	Bloomberg P/E
Health Care Indices where Alcon is not a component									
S&P 500 Healthcare	369.7	24.9	14.8	333.1	29.0	11.5	(9.9)%	16.2%	(22.5)%
S&P 500 Pharmaceutical	305.2	23.0	13.3	274.3	27.3	10.1	(10.1)%	18.8%	(24.4)%
S&P 500 Pharmaceutical and Biotechnology	342.0	23.8	14.4	309.0	28.6	10.8	(9.7)%	20.3%	(24.9)%
S&P 500 Healthcare Equipment & Services	364.8	23.0	15.9	326.4	24.8	13.2	(10.5)%	7.6%	(16.8)%
Russell 1000 Growth Drugs & Pharmaceuticals Industry	101.8	6.3	16.1	NA	NA	NA	NA	NA	NA
Russell 1000 Value Medical & Dental Instruments & Supplies	172.3	9.4	18.2	NA	NA	NA	NA	NA	NA
						Mean	**(10.1)%**	**15.7%**	**(22.1)%**
Health Care Indices where Alcon is a component									
NYSE Healthcare	6,465.4	429.2	15.1	5,719.6	511.5	11.2	(11.5)%	19.2%	(25.8)%
Bloomberg World Healthcare Products	152.1	7.6	20.1	131.4	8.4	15.6	(13.6)%	11.4%	(22.4)%
Bloomberg Americas Healthcare Products	173.7	9.0	19.4	149.4	10.2	14.7	(13.9)%	13.4%	(24.1)%
Bloomberg World Consumer Non Cyclical	154.3	8.7	17.8	134.0	8.9	15.0	(13.2)%	2.8%	(15.6)%
Bloomberg World Americas Consumer Non Cyclical	132.0	7.6	17.3	121.0	8.7	13.9	(8.4)%	14.4%	(19.9)%
Bloomberg San Diego Medical Device Manufacturers	194.5	4.0	49.0	185.2	5.1	36.2	(4.8)%	28.6%	(26.0)%
						Mean	**(10.9)%**	**15.0%**	**(22.3)%**

Source: Bloomberg as of 21-May-2010
Note: As of 21-May-2010, both Russell industry-level indices were discontinued.

Goldman Sachs

Summary Overview of Novartis Research Sample

($ per share)

- Given the variety of underlying key assumptions regarding the effectiveness of the proposed merger transaction between Novartis and Alcon, we have compiled a set of forecasts from leading brokers for Novartis that reflect 100% ownership of Alcon rather than taking a "mixed sample" from IBES.
- In addition, IBES EPS estimates themselves are "mixed" on a further level, as some brokers submit reported EPS and others submit core EPS to IBES, resulting in a "mixed" median estimate and underlining the need to generate a sample that is as clean and up to date as possible.

		EPS (reported) Novartis incl. 100% of Alcon		
	Date	2010E	2011E	2012E
BofAML	22-Apr-10	NA	NA	NA
Credit Suisse	11-May-10	4.14	4.07	4.06
Deutsche Bank	20-Apr-10	4.19	4.18	4.52
Goldman Sachs	05-Feb-10	4.35	4.87	5.34
Jefferies	16-Apr-10	4.19	4.31	4.53
JP Morgan	22-Apr-10	4.35	4.26	4.99
Natixis	15-Mar-10	NA	NA	NA
Nomura	14-May-10	4.38	4.80	5.18
UBS	18-May-10	NA	NA	NA
Min		**4.14**	**4.07**	**4.06**
Median		**4.27**	**4.29**	**4.76**
Max		**4.38**	**4.87**	**5.34**

		EPS (Core) Novartis incl. 100% of Alcon		
	Date	2010E	2011E	2012E
BofAML	22-Apr-10	NA	NA	NA
Credit Suisse	11-May-10	4.93	5.19	5.18
Deutsche Bank	20-Apr-10	NA	NA	NA
Goldman Sachs	05-Feb-10	5.20	6.01	6.43
Jefferies	16-Apr-10	5.16	5.52	5.68
JP Morgan	22-Apr-10	5.21	5.36	6.02
Natixis	15-Mar-10	NA	NA	NA
Nomura	14-May-10	5.10	5.35	5.74
UBS	18-May-10	5.05	5.76	6.35
Min		**4.93**	**5.19**	**5.18**
Median		**5.13**	**5.44**	**5.88**
Max		**5.21**	**6.01**	**6.43**

		DPS NVS incl. 100% of ACL	
	Date	2011E	2012E
BofAML	22-Apr-10	NA	NA
Credit Suisse	11-May-10	2.19	2.43
Deutsche Bank	20-Apr-10	2.30	2.49
Goldman Sachs	05-Feb-10	2.25	2.40
Jefferies	16-Apr-10	2.26	2.31
JP Morgan	22-Apr-10	2.29	2.68
Natixis	15-Mar-10	NA	NA
Nomura	14-May-10	2.52	2.72
UBS	18-May-10	2.82	3.27
Min		**2.19**	**2.31**
Median		**2.29**	**2.49**
Max		**2.82**	**3.27**

		FCF/share NVS incl. 100% of ACL	
	Date	2011E	2012E
BofAML	22-Apr-10	NA	NA
Credit Suisse	11-May-10	3.30	3.83
Deutsche Bank	20-Apr-10	5.17	5.94
Goldman Sachs	05-Feb-10	5.85	6.08
Jefferies	16-Apr-10	4.85	5.19
JP Morgan	22-Apr-10	4.70	5.76
Natixis	15-Mar-10	NA	NA
Nomura	14-May-10	3.88	4.32
UBS	18-May-10	7.46	7.51
Min		**3.30**	**3.83**
Median		**4.85**	**5.76**
Max		**7.46**	**7.51**

Goldman Sachs

Alcon and Novartis Volatility Differential Over Time

Novartis Shows Consistently Lower Volatility than Alcon



Volatility Differential (NVS Volatility less ACL Volatility)
10
0
(10)
(20)
(30)
(40)
(50)
(60)
Jul-02
Feb-03
Aug-03
Feb-04
Sep-04
Mar-05
Sep-05
Apr-06
Oct-06
Apr-07
Nov-07
May-08
Nov-08
May-09
Dec-09
23-Oct-2008:
Alcon Q3 2008 Earnings Miss

	Since IPO - 04-Apr-2008	04-Apr-2008 - 31-Dec-2009
Average 30-Day Volatility		
Novartis	18.4%	24.5%
Alcon	28.4%	32.5%
Δ ACL - NVS	**10.0%**	**8.0%**
Average 60-Day Volatility		
Novartis	18.6%	25.6%
Alcon	28.8%	35.0%
Δ ACL - NVS	**10.2%**	**9.4%**
Average 90-Day Volatility		
Novartis	18.5%	26.2%
Alcon	28.7%	36.8%
Δ ACL - NVS	**10.2%**	**10.6%**

Source: Bloomberg as of 31-Dec-2009

Goldman Sachs

Clarification to Greenhill's Materials Dated 29-Apr-2010

- Greenhill's materials appear to ignore the fact that Novartis proposes a Swiss merger rather than a US style squeeze out. As such, a direct response to the materials does not seem appropriate
- However, the materials contain a number of misrepresentations of Novartis' position or statements made during interactions between Greenhill and Goldman Sachs as well as some factual errors. Although we have identified several more, we have included a sample below:

Reference	Statement	Comment
Page 3 1st bullet 1st sub-bullet	"Contends that Novartis' blended cost basis of $168 per Alcon share should form the ceiling for the price to be paid today, ignoring the time value of money, among other factors."	■ The blended price of $168 does not ignore the time value of money, but coincidently two methodologies (the weighted simple average and one taking out the dividends received and accruing for the time value of money based on Novartis' opportunity cost) to calculate the blended price result in the same blended price as of Sep-2010, if rounded to the nearest USD
Page 3 1st bullet 3rd sub-bullet	"Engineered a hypothetical 'unaffected share price analysis' focused on Alcon's value in 2008 that understates Alcon's value today."	■ All methodologies applied to calculate Alcon's unaffected share price result in an unaffected share price as of 04-Jan-2010 and have consistently been updated since then
Page 5 2nd bullet 1st sub-bullet	"[the blended price of $168... in Apr-2008] Represented the mid-point of Goldman's DCF analysis, including a portion of the synergies."	■ This statement is factually incorrect as it was never said that $168 represented the mid-point of any DCF value. While $168 was within the DCF value range, it was not its midpoint
Page 8: 1st bullet (incl. sub-bullets)	"Alcon exceeded its 2007 Strategic Plan forecast in 2008, slightly missed it in 2009 and its current 2010 Operating Plan would only represent a small miss of the 2007 Strategic Plan.	■ By focusing on Total Revenue and Operating Profit only, Greenhill does not provide a complete picture of Alcon's financial performance: It underperformed in particular on EPS by 8.0% in 2009 and expects to underperform the original plan by 8.3% in 2010. It is evident that the assertion that Alcon performed above plan in 2008 is wrong if all key metrics are taken into account
Page 12 1st bullet 3rd sub-bullet 2nd sub-sub-bullet	"No evidence of speculative trading before UBS report on 12/2/09."	■ There is plenty of evidence of speculation in the market before the UBS report dated 2-Dec-2009. Indeed, throughout 2009 research reports referenced Novartis' relationship with Alcon as supporting the Alcon stock price, e.g.: — 24-Feb-2009: Collins Stuart reiterates 'Buy' and expects Novartis to acquire additional stake — 23-Apr-2009: Credit Suisse report on Alcon: "We continue to believe the Nestlé/Novartis options provide support for the stock, and it's hard to think the option wouldn't add upwards momentum going into 2010." — 23/24-Jul-2009: UBS issues research report on Alcon entitled: "Believing in the Takeout Now Important"; BMO sees further share price upside in anticipation of potential transaction. Credit Suisse concludes research report: "Back to deal talk"
Page 28 2nd bullet 1st sub-bullet	"If Alcon tax department fails to employ any extension strategies, Goldman estimates of perpetuity tax rate of 27% would be realized. Greenhill had used perpetuity tax rate of 20% under assumption that Alcon would be able to maintain some of its tax holiday."	■ The 27% perpetuity tax rate is not a Goldman Sachs estimate, but was the result of due diligence performed in April 2008 between Novartis and Alcon. As such we cannot understand why a 20% perpetuity tax rate should be applied.

- We'd be happy to send you the rest